Exhibit 99.4

SUBSCRIPTION RIGHTS TO PURCHASE UNITS CONSISTING OF SHARES OF COMMON

STOCK AND WARRANTS

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO STOCKHOLDERS OF

CARROLL BANCORP, INC.

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,

ON [—], UNLESS EXTENDED

            , 2014

To Our Clients:

Enclosed for your consideration is a prospectus, dated [—] (the “Prospectus”) and the “Beneficial Owner Election Form” relating to the offering (the “Rights Offering”) by Carroll Bancorp, Inc. (the “Company”) of Units (as defined below) pursuant to non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on [—] (the “Record Date”). The Subscription Rights and Units are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of [—] Units, as described in the Prospectus. Each Unit consists of one share of Common Stock and a non-transferable warrant to purchase one-half of a share of Common Stock.

The Subscription Rights will expire, if not exercised by 5:00 p.m., Eastern Time, on [—] (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right will allow the holder to subscribe for [—] Unit (the “Basic Subscription Right”) at the cash price of $[—] per whole Unit (the “Subscription Price”). For example, if a recordholder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, the recordholder would receive 100 Subscription Rights and would have the right to purchase [—] Units (rounded down to [—] Units, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

Please note, however, that the Company is not offering the Units to any person in California or in any other state or jurisdiction in which the offer and sale of the Units has not been registered or qualified, or is not exempt from such registration or qualification.

If you purchase all of the Units available to you pursuant to your Basic Subscription Right, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any Units that are not purchased by the Company’s other stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Units”), subject to availability and the allocation process more fully described in the Prospectus. If over-subscription requests exceed the number of Units available, the Company will allocate the available Units pro rata among its stockholders exercising the Over-Subscription Privilege in proportion to the number of Units requested by such stockholders and the number of Unsubscribed Units. If this pro rata allocation results in any stockholder receiving a greater number of Units than the stockholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such stockholder will be allocated only that number of Units for which the stockholder oversubscribed, and the remaining Units will be allocated among all other stockholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

You will be required to submit payment in full for all the Units you wish to buy with your Over-Subscription Privilege. Because the Company will not know the total number of Unsubscribed Units prior to the Expiration Time, if you wish to maximize the number of Units you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Units available to you, assuming that no stockholder, other than you, has purchased any Units pursuant to the Basic Subscription Right. The Company will eliminate fractional Units resulting from the exercise of the Over-Subscription Privilege by rounding down to the nearest whole Unit, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of Units issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if all of its stockholders exercise their Basic Subscription Rights in full, and it will only honor an Over-Subscription Privilege to the extent sufficient Units are available following the exercise of Subscription Rights under the Basic Subscription Rights.

•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Units available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Units available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

•	To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Units available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Units for which you actually paid in connection with the Over-Subscription Privilege. See “The Right Offering — The Subscription Rights — Over-Subscription Privilege.”

The Subscription Rights will be evidenced by a non-transferable Subscription Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Subscription Rights.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Units to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form. As noted above, however, the Company is not offering the Units to any person in California or in any other state or jurisdiction in which the offer and sale of the Units has not been registered or qualified, or is not exempt from such registration or qualification. Therefore, please indicate your state of residence on the enclosed Beneficial Owner Election Form, and do not attempt to exercise your Subscription Rights if you are in California. If you reside in another state or jurisdiction in which the Company is not permitted to offer and sell the Units, the Company will be unable to honor your exercise of your Subscription Rights.

Your Beneficial Owner Election Form to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Subscription Rights Offering will expire at the Expiration Time. Once you have exercised the Basic Subscription Right or the Over-Subscription Privilege, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from the subscription agent, Registrar and Transfer Company, at 800-368-5948 or via e-mail at info@rtco.com. Any questions or requests for assistance concerning the Rights Offering should be directed to Registrar & Transfer Company. You also may direct questions or requests for assistance concerning the Rights Offering to Registrar and Transfer Company. General questions about the Rights Offering should be directed to the information agent, Keefe, Bruyette & Woods, Inc., at [—] .

Very truly yours,

Record Holder